Exhibit (a)(1)(M)

Offer to Purchase for Cash

by

EMPEIRIA ACQUISITION CORP.

of

Up to 5,520,000 Shares of its Common Stock

at a Stock Purchase Price of $10.20 Per Share

in Connection with its Consummation of a Proposed Business

Transaction

THE OFFER HAS BEEN AMENDED AS DESCRIBED IN THE AMENDED AND RESTATED OFFER TO PURCHASE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 27, 2012, UNLESS THE OFFER IS EXTENDED.

You are urged to carefully review the Amended and Restated Offer to Purchase to determine if you support

Empeiria Acquisition Corp.’s proposed business transaction. If you support the proposed business transaction, you should NOT tender your shares of common stock of Empeiria

Acquisition Corp., $0.0001 par value (“Common Shares”), in this tender offer.

November 13, 2012

To Our Clients:

Enclosed for your consideration are the Amended and Restated Offer to Purchase, dated November 13, 2012 (the “Offer to Purchase”), and the related Amended and Restated Letter of Transmittal (the “Letter of Transmittal” and together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Empeiria Acquisition Corp., a Delaware corporation (the “Company”), to purchase up to 5,520,000 Common Shares, at a stock purchase price of $10.20 per share, net to the seller in cash, without interest (the “Stock Purchase Price”), for a total purchase price of up to $56,304,000 on the terms and subject to the conditions of the Offer.

This Offer is conditioned upon, among other things, the number of Common Shares validly tendered and not properly withdrawn being less than or equal to 5,520,000, the Merger Condition (as defined in the Offer to Purchase) and the Financing Condition (as defined in the Offer to Purchase) having been satisfied or waived. See “The Offer — Conditions of the Offer” in the Offer to Purchase. If more than 5,520,000 Common Shares are validly tendered and not properly withdrawn, the Company will terminate or extend the Offer. Accordingly, there will be no proration in the event that more than 5,520,000 Common Shares are properly tendered in this Offer. If the Company terminates the Offer, it will NOT: (i) purchase any Common Shares pursuant to the Offer or (ii) consummate the Merger (as defined in the Offer to Purchase) in accordance with the terms of the Merger Agreement (as defined in the Offer to Purchase) described in the Offer to Purchase.

If the number of Common Shares properly tendered is less than or equal to 5,520,000 Common Shares and the Merger Condition (as defined in the Offer to Purchase) has been satisfied, the Company will, on the terms and subject to the other conditions of the Offer, purchase all Common Shares so validly tendered and not properly withdrawn.

Consistent with a condition of the Offer, the Company may need to extend the Offer depending on the timing and process of the Securities and Exchange Commission’s (“SEC”) staff review of the Offer to Purchase and related materials. Common Shares not purchased will be returned to the tendering stockholders at the Company’s expense promptly after the expiration of the Offer. See “The Offer — Number of Shares; Purchase Price; No Proration” and “— Procedures for Tendering Shares” in the Offer to Purchase.

We are the owner of record of Common Shares held for your account. As such, we are the only ones who can tender your Common Shares, and then only pursuant to your instructions.

Please instruct us as to whether you wish us to tender any or all of the Common Shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

•	The Offer is for a maximum of 5,520,000 of Common Shares.

•	The Offer is for a maximum aggregate Stock Purchase Price of $56,304,000.

•

You may tender your Common Shares at a Stock Purchase Price of $10.20 per share net to the seller in cash, as indicated in the attached Instruction Form, without interest and less any applicable withholding taxes.

•

The Offer is not conditioned on any minimum number of Common Shares being tendered. The Offer is, however, subject to the Maximum Tender Condition (as defined in the Offer to Purchase), the Merger Condition, the Financing Condition and certain other conditions described in “The Offer — Conditions of the Offer” in the Offer to Purchase.

•	The Offer will expire at 12:00 Midnight, New York City time, on Tuesday, November 27, 2012, unless the Company extends the Offer.

•	You may withdraw your tendered Common Shares at any time prior to 12:00 Midnight, on Tuesday, November 27, 2012, unless the Company extends the Offer.

•

Tendering security holders who are registered security holders or who tender their Common Shares directly to Continental Stock Transfer & Trust Co. will not be obligated to pay any brokerage commissions or fees or solicitation fees under the Offer.

•

You may not tender your units comprised of Common Shares. If you desire to tender the Common Shares, included in such units, you must separate the Common Shares from the units prior to tendering any such Common Shares.

If you wish to have us tender any or all of your Common Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Common Shares, we will tender all your Common Shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Offer expires. Please note that the Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, November 27, 2012, unless the Offer is extended.

The Offer is being made solely under the Offer to Purchase and the Letter of Transmittal and is being made to all record holders of the Company’s Common Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Common Shares residing in any U.S. state in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such U.S. state.

The Company’s intention is to consummate the Merger with Integrated Drilling Equipment Company Holdings Inc. (“IDE”). The Company’s board of directors has unanimously (i) approved making the Offer, (ii) declared the advisability of the Merger and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, (iii) determined that the Merger is in the best interests of the stockholders of the Company and if consummated would constitute its initial business transaction pursuant to our Certificate of Incorporation, and (iv) determined that the acceptance of the Offer is NOT in the best interests of the stockholders of EAC. If you tender your Common Shares into the Offer, you will not be participating in the Merger because you will no longer hold such Common Shares in the Company, which will be the public holding company for the operations of IDE following the consummation of the Merger. Further, if more than 5,520,000 Common Shares are validly tendered and not properly withdrawn, we will not be able to consummate the Merger with IDE and therefore, the Company’s board of directors unanimously recommends that you do NOT accept the Offer with respect to your Common Shares. Neither the Information Agent nor the Depositary makes any recommendation to stockholders as to whether they should tender or refrain from tendering their Common Shares. Stockholders must make their own decision as to whether to tender their Common Shares and, if so, how many Common Shares to tender. In doing so, stockholders should read carefully the information in the Offer to Purchase and in the Letter of Transmittal, including the Company’s reasons for making the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” in the Offer to Purchase. The members of the Company’s board of directors will directly benefit from the Transaction (as defined in the Offer to Purchase) and have interests in the Transaction that may be different from, or in addition to, the interests of EAC stockholders. See “The Transaction — Certain Benefits of EAC’s Directors and Officers and Others in the Transaction” in the Offer to Purchase. Stockholders should discuss whether to tender their Common Shares with their broker or other financial or tax advisor.

INSTRUCTION FORM WITH RESPECT TO

Amended and Restated Offer to Purchase for Cash dated November 13, 2012 by

EMPEIRIA ACQUISITION CORP.

of

Up to 5,520,000 Shares of its Common Stock

at a Stock Purchase Price of $10.20 Per Share

in Connection with its Consummation of a Proposed Business Transaction

THE OFFER HAS BEEN AMENDED AS DESCRIBED IN THE AMENDED AND RESTATED OFFER TO PURCHASE

You are urged to carefully review the Amended and Restated Offer to Purchase.

Those holders who support EAC’s proposed Merger with IDE

should NOT tender their Common Shares in the Offer.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase and the Letter of Transmittal in connection with the offer by the Company to purchase up to 5,520,000 Common Shares at a stock purchase price of $10.20 per share, net to the seller in cash, without interest, for a total purchase price of up to $56,304,000, on the terms and subject to the conditions of the Offer. The Offer is conditioned upon, among other things, the number of Common Shares validly tendered and not properly withdrawn being less than or equal to 5,520,000, the Merger Condition (as defined in the Offer to Purchase) and the Financing Condition (as defined in the Offer to Purchase) having been satisfied or waived. See “The Offer — Conditions of the Offer” in the Offer to Purchase. If more than 5,520,000 Common Shares are validly tendered and not properly withdrawn the Company will terminate or extend the Offer. Accordingly, there will be no proration in the event that more than 5,520,000 Common Shares are properly tendered in the Offer. If the Company terminates the Offer, it will NOT: (i) purchase any Common Shares pursuant to the Offer or (ii) consummate the Merger in accordance with the terms of the Merger Agreement described in the Offer to Purchase.

The undersigned hereby instruct(s) you to tender to the Company the number of Common Shares indicated below or, if no number is indicated, all Common Shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

Number of Common Shares to be tendered by you for the account of the undersigned:

             Common Shares*

*	Unless otherwise indicated, it will be assumed that all Common Shares held by us for your account are to be tendered.

☐	The tendered Common Shares represent all Common Shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature(s):

Name(s):
(Please Print)

Taxpayer Identification or Social Security Number:

Address(es):

(Including Zip Code)

Area Code/Phone Number:

Date:

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